Exhibit 99.B(p)(58)

Towle & Co.

Investment Adviser

Code of Ethics

October 31, 2016

Towle & Co. Code of Ethics

6/30/2106 to Current

Table of Contents

Statement of General Policy	3

Definitions	3

Standards of Business Conduct	4

Prohibition Against Insider Trading	4

Anti-Corruption Practices	6

Personal Securities Transactions	6

Gifts and Entertainment	7

Political Contributions	8

Protecting the Confidentiality of Client Information	9

Service as an Officer or Director	10

Compliance Procedures	10

Social Media	12

Certification	12

Records	13

Whistleblower Policy	13

Exhibits:
Political Contribution Pre-approval Form	A
Securities Pre-Clearance Form	B
TDVFX Pre-Clearance Form	C
Request for New Outside Business Activity Form	D
Initial and Annual Attestation Form	E

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Towle & Co. and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Towle & Co. and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Towle & Co. and its employees owe a fiduciary duty to Towle & Co.’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Towle & Co. continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Towle & Co. and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Towle & Co. has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Towle & Co. and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•        The duty to have a reasonable, independent basis for the investment service provided;

•        The duty to obtain best execution for a client’s transactions where the firm is in a position to direct brokerage transactions for the client;

•        The duty to ensure that investment service is suitable to meeting the client’s individual objectives, needs and circumstances; and

•        A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Towle & Co. expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Towle & Co. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Towle & Co. Towle & Co.’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, or his designees, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Towle & Co.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Towle & Co. in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer, or his designees. The Chief Compliance Officer, or his designees, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Management Committee will meet quarterly and will determine, among other things, compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•        “Access person” means any person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings our firm manages.

•        “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

•        “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•        ‘Fund’ means an investment company registered under the Investment Company Act.

•        ‘Reportable fund’ means any registered investment company, i.e., mutual fund, for which our firm acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

•        “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Towle & Co. acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Towle & Co. acts as the investment adviser or principal underwriter for the fund.

Standards of Business Conduct

Towle & Co. places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all access persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Towle & Co.’s access persons as defined herein. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Towle & Co. or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose access persons and Towle & Co. to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, access persons and Towle & Co. may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by access persons of Towle & Co. and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer, or his designees, immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No access person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Towle & Co.), while in the possession of material, nonpublic information, nor may any personnel of Towle & Co. communicate material, nonpublic information to others in violation of the law.

1.    What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer, or his designees.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Towle & Co.’s client securities holdings and transactions.

2.    What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.    Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Towle & Co. (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•        Report the information and proposed trade immediately to the Chief Compliance Officer, or his designees.

•        Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•        Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer, or his designees.

•        After the Chief Compliance Officer, or his designees, has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer, or his designees, before taking any action. This high degree of caution will protect you, our clients, and the firm.

4.    Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. The firm will make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an access person of Towle & Co. or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results, or an investor relations representative makes selective disclosure of adverse news. In such situations, Towle & Co. must make a judgment as to its further conduct. To protect yourself, our clients, and the firm, you should contact the Chief Compliance Officer, or his designees, immediately if you believe that you may have received material, nonpublic information.

5.    Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Access persons of Towle & Co. and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.    Restricted Lists

Although Towle & Co. does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to place certain securities on a “Restricted List.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of access persons are expected to regularly have material, nonpublic information should generally be placed on the Restricted List. It is the responsibility of each employee to stay informed of the securities listed on the Restricted List.

Anti-Corruption Practices

General Policy

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The President has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and company personnel at risk. Therefore, while supervisors and the President ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company’s policies to a member of the firm’s President and/or the Chief Compliance Officer.

•             Employees are prohibited from making any facilitation payments.

•             Our policies ensure that no employee will suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.

•             Employees should contact the Chief Compliance Officer directly with any questions concerning the firm’s practices.

•             Employees are required to promptly report to the Chief Compliance Officer or other officer of the firm any incident or perceived incident of bribery; consistent with our firm’s Whistleblower reporting procedures; such reports will be investigated and handled promptly and discretely.

Violations of the firm’s anti-corruption policies may result in disciplinary actions up to and including termination of employment.

Personal Securities Transactions

General Policy

Towle & Co. has adopted the following principles governing personal investment activities by Towle & Co.’s access persons:

•    The interests of client accounts will at all times be placed first;

•    Clients are best served when the firm’s principals and employees are invested side-by-side with the clients;

•    All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•    Access persons must not take inappropriate advantage of their positions.

Reporting Requirements

Every access person shall provide initial and monthly holdings reports and monthly transaction reports to the Chief Compliance Officer, or his designees, which must contain the information described below. Such reports should include accounts over which the access person has no direct or indirect control, such as an automatic investment plan.

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•             The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership;

•             The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person.

The information submitted can be satisfied with brokerage or similar reports.

2. Monthly Holdings Report

Every access person shall, no later than fifteen (15) days after the end of each calendar quarter, file monthly holdings reports for the prior three months containing the same information required in the initial holdings report as described above and can be satisfied with brokerage or similar reports.

3. Monthly Transaction Reports

Every access person must, no later than fifteen (15) days after the end of each calendar quarter, file monthly transaction reports (brokerage or similar reports are satisfactory) for the prior three months containing the following information:

•             The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•             The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•             The price of the reportable security at which the transaction was effected; and

•             The name of the broker, dealer or bank with or through whom the transaction was effected.

4. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or his designees, will review all reports required under the Code for compliance with Towle & Co.’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer, or his designees, may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Towle & Co. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the President, or other designated supervisory person. The Chief Compliance Officer, or his designees, shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Pre-Clearance Required for Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer, or his designees, who has been provided with full details of the proposed transaction including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client. Submission of the Pre-Clearance Access Person/Related Securities Form (attached as Exhibit B) in a timely manner would satisfy this requirement.

Pre-Clearance Required for Private or Limited Offerings

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client. Submission of the Pre-Clearance Access Person/Related Securities Form (attached as Exhibit B) in a timely manner would satisfy this requirement.

Pre-Clearance Required for Towle Deep Value Fund

No access person shall purchase or sell, directly or indirectly, units of the Towle Deep Value Fund without the prior written approval of the Chief Compliance Officer who has been provided full details of the proposed transaction. Submission of the TDVFX Pre-Clearance Form (attached as Exhibit C) in a timely manner would satisfy this requirement.

Common Stock Transactions

Any time an Investment Team member wishes to sell or purchase a security that is also held in the model portfolio, the team member must first reconnect with the Investment Team (to consist of at least two other members) to consider if the model should be adjusted before transacting in the stock himself. In addition, if an Investment Team member wishes to purchase a security not held in the model portfolio but any other team member would consider the stock a Deep Value opportunity, he must first reconnect with the Investment Team (to consist of at least two other members) to consider if the model would be interested in establishing a position before purchasing the stock for his own account. It is a violation for an Investment Team member to refrain from bringing any name forward if the stock is a reasonable opportunity for Deep Value clients. An Investment Team member does not have to reconnect with the Investment Team if (a) the member wishes to sell a stock that is not in the model portfolio or (b) the member wishes to purchase a stock that is not a reasonable opportunity for the Deep Value model portfolio.

Any time an employee other than an Investment Team member wishes to sell or purchase a security that is also held in the model portfolio, the employee must first check with the Investment Team (to consist of at least two members) to see if the Investment Team is considering an adjustment to the model. In addition, if the employee wishes to purchase a security not held in the model portfolio, the employee must first check with the Investment Team (to consist of at least two members) to consider if the model would be interested in establishing a position before purchasing the stock for the employee’s own account. The employee does not have to check with the Investment Team if the employee wishes to sell a stock that is not in the model portfolio.

Blackout Periods

No access person shall purchase or sell, directly or indirectly, any security that is on the Blackout List. A security will be placed on the Blackout List when the model has a pending “buy” or “sell” order and until that order is executed or withdrawn. If a securities transaction is executed by a client within three (3) business days after an access person executed a transaction in the same security, the Chief Compliance Officer, or his designees, will review the access person’s and the client’s transactions to determine whether the access person did not meet his or her fiduciary duties to the client in violation of this Code.

Limit Orders

Due to the nature of small capitalization stock trading, limit orders are preferred to market orders. Should an access person place a limit order for a security that is in the model portfolio, that limit order must have a duration of end-of-day and NOT good-til-cancelled, so that limit orders are not carried overnight. This restriction does not relate to securities that are not in the model. Day limit orders that expire may be replaced the following morning. However, Investment Team members must reconnect prior to placing a personal limit order to ensure the model is not considering a transaction in that security.

Interested Transactions

No access person shall enter into any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•        any direct or indirect beneficial ownership of any securities of such issuer;

•        any contemplated transaction by such person in such securities;

•        any position with such issuer or its affiliates; and

•        any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Towle & Co. has adopted the policies set forth below to guide access persons in this area.

General Policy

Towle & Co.’s policy with respect to gifts and entertainment is as follows:

•             Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient may make in business transactions involving Towle & Co., or that others might reasonably believe would influence those decisions;

•             Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•             Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•             Gifts and gratuities with value in excess of $1,000 per year or $100 per gift will be reported to the Chief Compliance Officer, or his designees, and such notice will be entered into the Towle & Co. Gift Log. If no such gift is received in a calendar quarter, a note describing such absence will be entered in to the file.

•             This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Towle & Co.

•             This gift reporting requirement is for the purpose of helping Towle & Co. monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer, or his designees.

Political Contributions

The SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or its employees can give to state and local officials or candidates that have the ability to award advisory contracts to the firm.

The following terms apply to Towle & Co.’s Political Contributions policy:

“Contribution” is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or an employee makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its employees are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its employees from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered employee that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the employee was not entitled to vote for the official at the time of the contribution.

General Policy

It is Towle & Co.’s policy to permit the firm and its employees to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Towle & Co. recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the firm and/or its employees, Towle & Co.’s practice is to require prior approval of any political contributions to government officials. The Chief Compliance Officer, or his designee, will obtain appropriate information from new employees regarding any political contributions made within the preceding two years (from the date s/he becomes an employee) if such person will be soliciting municipal business. And on at least an annual basis, the Chief Compliance Officer, or his designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

No employee shall make a political contribution without prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed contribution. Such information will be reported to the CCO utilizing Towle & Co.’s Political Contribution Pre-Approval Form; approval or denial of such request will also be documented on this Form.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, Towle & Co. requires covered associates to obtain pre-clearance of such contributions to ensure that the firm has complete and accurate records regarding political contributions made by its covered associates.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Towle & Co., the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Towle & Co. to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Towle & Co.’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Towle & Co.’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Towle & Co. does not share Confidential Client Information with any third parties, except in the following circumstances:

•        As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Towle & Co. will require that any financial intermediary, agent or other service provider utilized by Towle & Co. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Towle & Co. only for the performance of the specific service requested by Towle & Co.;

•        As required by regulatory authorities or law enforcement officials who have jurisdiction over Towle & Co., or as otherwise required by any applicable law. In the event Towle & Co. is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Towle & Co. shall disclose only such information, and only in such detail, as is legally required;

•   To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Towle & Co., from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Towle & Co.’s services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment, must return all such documents to Towle & Co.

Any access person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Towle & Co. enforces the following policies and procedures to protect the security of Confidential Client

Information:

•        The firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Towle & Co.’s services to clients;

•        Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•        All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•        Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Towle & Co. and all access persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, and any information obtained in providing products or services. Pursuant to Regulation S-P Towle & Co. has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Office, or his designees, is responsible for reviewing, maintaining and enforcing Towle & Co.’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the Chief Compliance Officer, or his designees.

Outside Business Activities

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer, or his designees, or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Towle & Co.’s clients. Where board service or an officer position is approved, Towle & Co. shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

All other types of outside business activities must be reported in the Annual Employee Questionnaire, and consideration for any new outside business activities must be submitted to the Chief Compliance Officer, or his designee, for approval using the Request for New Outside Business Activity Form.

E-Mail and other Electronic Communications

Towle & Co.’s policy provides that e-mail, instant messaging, social networks and other electronic communications are treated as written communications and that such communications must always be of a professional nature. Our policy covers electronic communications for the firm to or from our clients, any personal e-mail communications within the firm and social networking sites. All firm and client related electronic communications are required to be on the firm’s systems; no use of personal e-mail addresses, personal social networks and other personal electronic communications for firm or client communications is permitted.

Towle & Co. has adopted procedures to implement the firm’s policy and conducts reviews to monitor and ensure that the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•        E-mails and any other electronic communications relating to the firm’s advisory services and client relationships will be maintained and monitored by The Chief Compliance Officer, or his designees, on an ongoing basis. Towle & Co. has subscribed to Smarsh Email Service to archive, monitor, and search all incoming and outgoing emails;

•        Our firm prohibits any use of e-mail and any other electronic communications for providing any misleading statements and any information about our firm’s clients, investment recommendations or trading activities;

•        Electronic communications records will be maintained and arranged for easy access and retrieval so as to provide true and complete copies with attachments for the required periods. As part of the Smarsh Email Service, Towle & Co. receives redundant, unlimited storage and complimentary, monthly DVDs of all emails.

Social Media

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for our firm. As a registered investment adviser, use of social media by our firm and/or related persons of the firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and recordingkeeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, Towle & Co. seeks to adopt reasonable policies and procedures to safeguard the firm and our clients.

General Policy

Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes.

•                  Unless otherwise prohibited by federal or state laws, employees must provide the Chief Compliance Officer, or his designee, with access to such approved social networking accounts.

•                  Static content posted on social networking sites must be preapproved by the Chief Compliance Officer, or his designee.

•                  Employees are prohibited from:

•                  posting any misleading statements; any information about our firm’s clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our firm; or trading activities;

•                  soliciting comments or postings regarding Towle & Co. that could be construed as testimonials;

•                  soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client’s recommendation to their LinkedIn profile;

•                  employees cannot link from a personal blog or social networking site to Towle & Co.’s websites.

•                  Towle & Co. prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the firm.

Certification

Initial Certification

All access persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer, or his designees, that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) participated in initial training of the Code; (iv) agreed to abide by the Code; and (v) reported all accounts as required by the Code.

Acknowledgement of Amendments

All access persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer, or his designees, in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All access persons must annually certify in writing to the Chief Compliance Officer, or his designees, that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Access persons should contact the Chief Compliance Officer, or his designees, regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer, or his designees, shall maintain and cause to be maintained in a readily accessible place the following records:

•        A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•        A record of any violation of Towle & Co.’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•        A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of Towle & Co.;

•        A copy of each report made pursuant to Advisers Act Rule 204A-1, including any account statements made in lieu of these reports;

•        A list of all persons who are, or within the preceding five years have been, access persons;

•        A record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our IA Policies & Procedures Compliance Manual, and their consistent implementation by all employees of Towle & Co. evidence the firm’s unwavering intent to place the interests of clients ahead of self interest for Towle & Co., our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The firm’s President has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and company personnel at risk. Therefore, while senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that employees have the opportunity to report any concerns or suspicions of improper activity at the firm confidentially and without retaliation.

Towle & Co.’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Employees may report potential misconduct by submitting a ‘Report a Violation’ form available on the main web portal of NRS (https://www.complianceguardian.com/ace/reportviolation.asp). By default, the report will be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported the Chief Compliance Officer or, provided the CCO also receives such reports, to the President. Supervised persons may report suspected improper activity by the CCO to the firm’s President.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the Manual or the firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The firm will take seriously any report regarding a potential violation of firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Employees are to be assured that the firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Towle & Co. to conduct a comprehensive investigation of reported misconduct, employees should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

The Chief Compliance Officer, or his designees, shall promptly report to the President all apparent material violations of the Code. When the Chief Compliance Officer, or his designees, finds that a violation otherwise reportable to the President could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the President.

The President shall consider reports made hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

No Retaliation Policy

It is the firm’s policy that no employee who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An employee who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the Chief Compliance Officer or to the firm’s President in the event the concern pertains to the Chief Compliance Officer.

Exhibit A

TOWLE & CO.

COVERED ASSOCIATE

POLITICAL CONTRIBUTION PRE-APPROVAL FORM

Requested by:

Covered Associate:

Title:

Is the proposed contribution to be made directly by the Covered Associate:

YES ☐ NO ☐

If No, who intends to make the proposed contribution (e.g., spouse, business affiliate, etc.)

Proposed Contribution Info:

Date:

Recipient:

Title (including any City/County/State or other Political subdivision)

Amount:

Have you made previous contributions to the proposed recipient?

YES ☐ NO ☐

If so, please indicate the date and amount of such contribution(s):

If this is a campaign contribution, please complete the following:

Elected Official ☐ Candidate ☐

Are you entitled to vote for the candidate?

YES ☐ NO ☐

Please provide the following information to the best of your knowledge:

1.              Is the proposed recipient an official of a government entity to which our firm (or an affiliate of our firm) is currently providing advisory services?

YES ☐ NO ☐ Unknown ☐

2.              Is the proposed recipient an official of a government entity to which our firm (or an affiliate of our firm) is currently seeking to provide advisory services?

YES ☐ NO ☐ Unknown ☐

3.              Is the proposed recipient a political party of a state or locality to which our firm (or an affiliate of our firm) is currently providing advisory services?

YES ☐ NO ☐ Unknown ☐

4.              Is the proposed recipient a political party of a state or locality to which our firm (or an affiliate of our firm) is currently seeking to provide advisory services?

YES ☐ NO ☐ Unknown ☐

The above information is true and correct to the best of my knowledge. The above answers will be reviewed by the Chief Compliance Officer (or designated person).

Signature

Name

Date

Your Political Contribution request has been:	☐ Approved	☐ Denied

Signature

Name

Date

Notes:

Exhibit B

TOWLE & CO.

PRECLEARANCE FORM

ACCESS PERSON/RELATED SECURITIES TRANSACTIONS

ACCOUNT INFORMATION:

Access Person:

Access Person’s Account:
(Account Name & Number)
or

Related Account:
(Account Name & Number)

Brokerage Firm or Bank:

TRANSACTION INFORMATION:

Date:

Security:

Number of Shares:

Type of Transaction:	BUY ☐	SELL ☐

Other Information:

Type of Order:	MARKET ☐	LIMIT ☐

APPROVAL OF THE TRANSACTION IS SUBJECT TO YOUR KNOWLEDGE OF THE FOLLOWING INFORMATION.

5.              Is there any current order for any advisory client(s) to purchase or sell the same security or its equivalent (the same issuer or some derivative, e.g., option or warrant)?

YES ☐ NO ☐

6.              Is the security being considered for purchase or sale for any advisory client?

YES ☐ NO ☐

7.              Is the security owned by any advisory client(s)?

YES ☐ NO ☐

4.              For portfolio managers, has the security been bought or sold for advisory client account(s) within the last          days?

YES ☐ NO ☐

5.              Do you have any material nonpublic information about the security or the company?

YES ☐ NO ☐

6.              Is the security an IPO?

YES ☐ NO ☐

7.              Is the security a Limited Offering?

YES ☐ NO ☐

8.              Should this security be considered an investment opportunity for clients?

YES ☐ NO ☐

9.              Has this security been purchased or sold by you or in an account related to you within 60 days?

YES ☐ NO ☐

10.       Did the investment opportunity arise due to activities on behalf of a client?

YES ☐ NO ☐

The above information is true and correct to the best of my knowledge. The above answers will be reviewed by the Chief Compliance Officer (or designated person). Approval given for any transaction will remain in effect for       hours.

Signature

Name

Date

Your pre-clearance request has been:	☐ Approved	☐ Denied

Signature

Name

Date

Exhibit D

TOWLE & CO.

Request for New Outside Business Activity

I am aware of the requirements under FINRA Rule 3270 that prior to engaging in any outside business activity (not already disclosed and approved) for which I am being compensated in any manner other than a passive investment I must submit permission request in writing and not engage in such activity until I have received written approval.

I am requesting at this time that I be given permission to engage in the following outside business activity:

Firm Name & Position	Nature of Business and Description of Responsibilities	Compensation	# Hours/Week

Signature

Name

Date

PRINCIPAL REVIEW

Signature

Name, Title & CRD #

Date

Approved

Denied

Exhibit E

Towle & Co.

Code of Ethics

I have read and reviewed the entire contents of Towle & Co.’s Code of Ethics and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code.

I will report violations of the Code, laws or other Towle & Co.’s policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with the Towle & Co. in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

Signature:

Date:

Exhibit C

TOWLE & CO.

TDVFX Request for Pre-Clearance Form

To: The Chief Compliance Officer
From:

Date of Pre-Clearance Request:

Time of Pre-Clearance Request:            am/pm

Proposed
	Transaction	No. of
Buy/Sell	Date	Shares

By signing below, I hereby request approval to complete the transaction(s) contemplated above. I acknowledge and agree that clearance of a transaction is valid only for a 48 hour period. If the transaction if NOT placed within that 48 hour period, clearance of that transaction must be pre-requested.

Date:

Signature:

Print Name:

Date Received:

Received by:

Date Approved:

Approved by:

Title:

Date: